Exhibit 10.2

Orphazyme A/S – Share-based incentive program for the Board of Directors

General Terms and Conditions

Page 2	Contents

	1	Introduction	3
	2	Grant of Restricted Share Units	3
	3	Vesting of Restricted Share Units	4
	4	Exercise of Restricted Share Units	4
	5	Lapse of Restricted Share Units	4
	6	Cash settlement	5
	7	Claw back	5
	8	Adjustments in case of changes to the Company’s capital structure	5
	9	Merger, demerger and divestment	6
	10	Takeover offer or delisting	6
	11	Assignment	6
	12	Tax consequences	7
	13	Amendment of the General Terms and Conditions etc.	7
	14	Choice of law and venue	7
	15	Personal data	8
	16	Miscellaneous	8

These General Terms and Conditions apply to grants of restricted share units (“Restricted Share Units” or “RSUs”) awarded to members of the Board of Directors of Orphazyme A/S (the “Company”) (such members of the Board of Directors referred to as “Participants” and each a “Participant”).

1	Introduction
1.1

The incentive program for the Board of Directors (the “Board Incentive Program”) has been established by the Board of Directors. The Board Incentive Program has been adopted in accordance with the Remuneration Policy adopted by the Company’s extraordinary general meeting on 21 September 2020.

1.2

Participation in the Board Incentive Program and each individual grant thereunder is resolved by the Board of Directors and approved by the Company’s general meeting in connection with approval of the remuneration of the Board of Directors.

1.3

The purpose of the Board Incentive Program is to attract and retain qualified members of the Board of Directors as share-based incentives are commonly used among competing international biotech and pharmaceutical companies. Further, the Board Incentive Program reflects the objective of a motivated and lasting value creation for the shareholders.

1.4	The Board Incentive Program will be made up of the following documents:
(a)	These General Terms and Conditions; and
(b)	Individual Grant Letters (as defined below).

In case of any discrepancy between the above documents, these General Terms and Conditions shall prevail, subject to applicable mandatory law.

2	Grant of Restricted Share Units
2.1

Participants may annually be granted a number of RSUs (a “Grant”) with a value corresponding to up to 50% of the participant’s fixed annual base fee as member of the Board of Directors, such base fee to include additional base fee to the Chairman and Deputy Chairman, respectively, but excluding any additional fees for committee membership. New board members are, however, eligible to receive one on-boarding grant in connection with their election to the Board of Directors with a value corresponding up to 100% of their fixed annual base fee, such base fee to include additional base fees to the Chairman and Deputy Chairman but excluding any additional fees for committee membership. The number of RSUs granted shall be determined by calculating the value of the RSUs and by applying a reference share price calculated on the basis of the volume weighted average share price of the Company’s shares as quoted on Nasdaq Copenhagen during the ten (10) trading days preceding 1 January in the year of Grant.

2.2	Each Grant will be effected pursuant to an individual grant letter (the “Individual Grant Letter”) setting out the number of RSUs granted and the conditions for vesting of the RSUs.
2.3

This Grant will be effectuated as soon as possible after the Company’s extraordinary general meeting held on 21 September 2020 (the “Grant Date”). Each Grant is communicated to each of the Participants as soon as possible following the Grant Date.

2.4

When vested and not lapsed pursuant to the General Terms and Conditions, each RSU entitles the Participant to be allocated one (1) share in the Company against payment of the Exercise Price (as defined below).

Page 4	3 Vesting of Restricted Share Units
3.1

RSUs granted under the Board Incentive Program will have a vesting period from the Grant Date and until approval of the annual report at the annual general meeting in the following year (the “Vesting Period”).

3.2

Vesting of the RSUs are not conditional on any financial performance criteria, however vesting will be conditional upon (i) the Participant’s continued membership of the Board of Directors during the entire Vesting Period, and (ii) the initiation or completion of an offering and listing of American Depositary Shares in the United States having taken place before the end of the Vesting Period.

4	Exercise of Restricted Share Units
4.1	Upon vesting in accordance with clause 3, RSUs may be exercised within a period of twelve (12) months from vesting (the “Exercise Period”).
4.2

A Participant may be allocated a number of shares equivalent to the number of RSUs vested at a price per RSU equal to the par value of the Company’s shares (the “Exercise Price”). The allocation of shares upon vesting of the RSUs may be made, in the Company’s discretion, through (a) new shares of the Company, in which case the Participant will be offered to subscribe for such amount of new shares equal to the number of RSUs vested at a subscription price per RSU equal to Exercise Price, or (b) existing shares of the Company held by the Company in treasury, in which case the Participant will be offered to purchase such amount of treasury shares equal to the number of RSUs vested at a purchase price per RSU equal to the Exercise Price.

4.3

The Participant will not be deemed to be the owner or holder of ownership rights or any other rights in respect of the RSUs until (i) the RSUs have been exercised, and (ii) the Participant’s ownership of the shares acquired or subscribed for has been registered in the Company’s shareholders’ register.

4.4	When exercising vested RSUs, the Participant shall observe the Company’s internal rules for trading in the Company’s shares as well as applicable laws.
4.5	RSUs that have not been exercised during the Exercise Period will automatically lapse without compensation when the Exercise Period has ended.
4.6	Exercise and allocation of the RSUs upon vesting are contingent on the Participant not exercising the unvested RSUs granted in March 2020 and approved at the Annual General Meeting on 26 March 2020.
5	Lapse of Restricted Share Units
5.1

In the event of a Participant’s resignation from the Board of Directors during a term which for the avoidance of doubt shall not comprise a decision not to be re-elected, any unvested RSUs will lapse without further notice and without any rights of compensation, unless otherwise decided by the Board of Directors.

5.2

Further, any unvested RSUs will lapse without further notice and without any rights of compensation if, during the Participant’s membership of the Board of Directors, the Participant (i) discloses or otherwise misuses any confidential information, whether written or oral, including, without limitation, financial information, trade secrets and other proprietary business information regarding the Company, (ii) violates the Company’s compliance policies or (iii) violates the Company’s accounting rules including the financial reporting rules.

Page 5	6 Cash settlement
6.1

Notwithstanding Clause 4, the Board of Directors may choose to cash settle any RSUs which have vested under the Board Incentive Program. In such event, the Company shall pay a cash settlement amount based on the difference between the Exercise Price and the volume weighted average share price of the Company’s shares as quoted on Nasdaq Copenhagen during the ten (10) trading days preceding the first day of the Exercise Period. The Company is entitled to deduct any tax withholding amounts in the cash settlement amount.

7	Claw back
7.1

If the Company can demonstrate that the basis for granting RSUs are incorrect, the Company is entitled – in special circumstances determined by the Board of Directors - (a) to consider the RSUs as lapsed without further notice or compensation, (b) to recalculate and/or adjust accordingly the number of RSUs and/or (c) to require redelivery back to the Company of any shares acquired on the basis of vested RSUs.

8	Adjustments in case of changes to the Company’s capital structure
8.1

In order to ensure that the value of the RSUs is duly protected in the event of changes in the Company’s capital structure, the Board of Directors may at its sole discretion adopt changes to the number of granted RSUs, inter alia, in case of the following:

(a)	after changes have been made to the nominal value of the shares of the Company;
(b)

after the Company’s share capital has been increased at a price lower than market price other than capital increases at a price lower than market price offered to board members, executives or other employees of the Company in connection with the Board Incentive Program, the long term incentive program for executive management or any existing or subsequent incentive plans, including general employee share purchase plans;

(c)	after the Company’s share capital has been increased with pre-emption rights for the Company’s existing shareholders allowing them to purchase shares at a price lower than market price;
(d)

after the Company has issued or granted convertible bonds or other convertible loans, stock options (except for RSUs, Matching Shares, Performance Shares or stock options covered by the Board Incentive Program, the long term incentive program for the executive management or any existing or subsequent incentive plans, including general employee share purchase plans), and such issue or grant has been made with pre-emption rights for the existing shareholders at a lower price than market price;

(e)	after the Company’s share capital has been reduced for any other purpose than to cover losses; or
(f)	after distribution of extraordinary dividends during a financial year.

Any such adoption of changes to the number of RSUs in the Individual Grant Letters will seek to achieve that the Participant receives a reasonable compensation for the reduction of the value of the RSUs caused by the situation in question. Such compensation will ultimately be determined with binding effect by an auditor appointed by the Company. Any adjustment made from time to time pursuant to these General Terms and Conditions will be notified to the Participant in writing.

If events affecting the share capital in the Company occur which are comparable in nature to the events outlined in (a)-(f) above, and with similar effect, the Board of Directors may at its sole discretion decide to treat the event as if comprised by (a)-(f) and adjust the Individual Grant Letters accordingly.

Page 6	9 Merger, demerger and divestment
9.1

In the event (a) the Company participates in a merger or demerger; or (b) the Company divests a part of its business; (each of (a)-(b) referred to as a “Succession Event”), the Board of Directors may at its sole discretion decide (i) that vesting of the RSUs shall accelerate in whole or in part and that any such RSUs shall consequently vest prior to or after the relevant Succession Event, and/or (ii) to continue or amend the Board Incentive Program and any grant thereunder or establish a share-based scheme in one or more of the continuing/receiving entities to represent or replace some or all of the rights under the Board Incentive Program, provided that the financial value to the Participants under any such new share scheme, any continuing program and any proceeds received in respect of existing rights under the Board Incentive Program shall to the extent possible correspond to the value of the Participants’ rights under the Board Incentive Program (disregarding any tax levied).

9.2

If, in a Succession Event, the valuation of the Company is at least 80% higher than the valuation of the Company based on the Exercise Price and such increase in valuation is distributed to the shareholders of the Company in connection with a Succession Event, it is the intention (but not an obligation) of the Board of Directors to accelerate vesting of the RSUs in whole or in part (as applicable based on the relevant Succession Event).

10	Takeover offer or delisting
10.1	If
(a)	a mandatory takeover bid concerning the Company’s shares is to be made according to the rules of the Capital Markets Act (as amended, supplemented or replaced from time to time), or
(b)

a voluntary takeover bid is made concerning the Company’s shares, in which connection there is a change in the controlling interest (as defined in section 44 of the Capital Markets Act (as amended, supplemented or replaced from time to time)) to a third party independent of the Company, the Board of Directors may at its sole discretion decide that vesting of the RSUs shall accelerate at a time determined by the Board of Directors.

10.2	In the event the Company is delisted, the Board of Directors may at its sole discretion decide that vesting of RSUs shall accelerate at a time determined by the Board of Directors.
10.3

If, in the case of a takeover offer as described in 10.1(a) or 10.1(b), all shareholders in the Company are offered a price per share in the Company that is at least 80% higher than the Exercise Price, it is the intention (but not an obligation) of the Board of Directors to accelerate vesting of RSUs in order for the Participants to be able to accept such takeover offer in respect of shares acquired or subscribed through exercise of RSUs.

11	Assignment
11.1

RSUs may not be assigned to a third party or pledged, encumbered or placed as collateral with a third party except from transfers to the Company or a third party designated by the Company. Furthermore, any rights to receive RSUs that are transferred or sought to be transferred to a third party as a consequence of creditor suit or statutory execution will lapse automatically without further notice.

11.2

Shares acquired through exercise of RSUs shall not be subject to any restrictions on transferability and may be sold by the Participant in accordance with the Company’s internal rules on insider trading and applicable law.

Page 7	12 Tax consequences
12.1

Any tax matter or liability affecting the Participant, including, but not limited to, tax liability in case of (i) expatriation, (ii) repatriation, (iii) grant of the RSUs, (iv) vesting of the RSUs, (v) exercise of the RSUs and/or (vi) any claw back pursuant to Clause 7 is of no concern to the Company or any subsidiary undertaking of the Company (the Company including its subsidiary undertakings are collective referred to as the “Group” and each a “Group Member”) and a Group Member cannot without its expressed written consent be liable for any tax or tax reporting in connection thereto.

12.2

Notwithstanding Clause 12.1, the Company may provide a tax gross-up for any additional taxation imposed as a result of the non-exercise of the RSUs granted in March 2020 and approved at the annual general meeting on March 26, 2020. Such tax gross-up shall be cash settled and shall constitute such amount necessary to ensure that the tax position of the Participant is not adversely affected by the non-exercise.

12.3

The Participant agrees to make appropriate arrangements with the Group Members, as applicable, for the satisfaction of all state, local and foreign income and employment tax withholding requirements applicable to the granting of the RSUs.

12.4

The Participant agrees that, if deemed necessary by a Group Member, the Group Member may withhold an appropriate proportion of the RSUs from vesting to ensure that any tax liability and relevant selling costs in connection with exercise are met.

12.5

The Participant agrees that a Group Member may satisfy all federal, state, local and foreign income and employment tax withholding and/or information disclosure requirements in connection with vesting and/or exercise of the RSUs.

13	Amendment of the General Terms and Conditions etc.
13.1

The Board of Directors is entitled to amend these General Terms and Conditions at the Board of Directors’ sole discretion, including but not limited to, changes in order to comply with local legislation and adjusting the method for granting RSUs. Amendments must be in compliance with the Company’s remuneration policy in force at the time of amendment.

13.2

The Board of Directors may at its sole discretion and by giving written notice to a Participant amend the number of RSUs or other terms of an individual grant under the Board Incentive Program, in case of extraordinary, material or unforeseen events or circumstances.

14	Choice of law and venue
14.1	The Individual Grant Letters and these General Terms and Conditions are governed by Danish law.
14.2	Any dispute shall be finally and exclusively settled by the Danish courts.

Page 8	15 Personal data
15.1

As part of the Board Incentive Program, the Company will process personal data concerning the Participant for the purposes of the establishment and administration of the Board Incentive Program. The processing of personal data is required for the Company to fulfil its obligations in relation to the Board Incentive Program. The personal data will include name and other identification data of the Participant, information regarding board membership which is relevant for administration of the Board Incentive Program and information on number of RSUs each Participant is eligible to receive. The data may be transferred to public authorities, if required by law or regulations. Personal data will be stored by the Company for a period of 5 years following the point in time when the Participant is no longer covered by the Board Incentive Program. The Participant has the right to request access to and rectification of the data relating to the Participant. Provision by the Participants of the above personal data is a prerequisite for participating in the Board Incentive Program. Questions regarding the processing of personal data in relation to the Board Incentive Program may be addressed to Chief Financial Officer Anders Vadsholt afv@orphazyme.com and Participants may also lodge complaints with the Danish Data Protection Agency.

16	Miscellaneous
16.1	By signing the Individual Grant Letters, the Participant confirms having received and read these General Terms and Conditions.
16.2	The Participant is not ensured any economic benefit when participating in the Board Incentive Program.
16.3

Where local legislation prevents the enforcement of one or more Clauses, such particular Clause will be void while the remaining provisions of these General Terms and Conditions shall remain valid to the extent possible.

16.4

Unless otherwise stated in in these General Terms and Conditions and the Company’s internal guidelines, any costs incurred in connection with the grant, vesting and/or exercise of RSUs shall be paid by the Company.

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These General Terms and Conditions have been adopted by the Board of Directors on 21 September 2020.